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                                                               Exhibit 99.1


Cincinnati Bell
Press Release

MEDIA CONTACT:                              INVESTOR CONTACT:
Jenifer L. Kues                             Kevin Sullivan
513.397.7244                                513.397.5752
jeni.kues@cinbell.com                       kevin.sullivan@cinbell.com


              CINCINNATI BELL ANNOUNCES RESIGNATION OF BOARD MEMBER


         CINCINNATI, OH - DECEMBER 1, 2003 - Cincinnati Bell Inc. (NYSE: CBB) announced today that it has accepted the resignation of J. Taylor Crandall from its Board of Directors. Crandall was appointed to the Board in 1999 as a Class III director under the terms of an Investment Agreement between the Company and Oak Hill Capital Partners, L.P related to the Company's Convertible Subordinated Notes due 2009. With the completion of the purchase of these Notes, Crandall has tendered his resignation.

         "We thank J. for lending his considerable talents to our Board over the last several years," said Phil Cox, Cincinnati Bell's Chairman.

ABOUT CINCINNATI BELL INC.
Cincinnati Bell Inc. (NYSE: CBB) is parent to one of the nation's most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. In recent studies by J. D. Power and Associates, the company ranked highest in customer satisfaction for Long Distance Service among Mainstream Users for the third consecutive year. The award marks the sixth customer satisfaction award the company has received in the past three years.